Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Silence Therapeutics plc

27 Eastcastle Street

London W1W 8DH

United Kingdom

22 October 2024

Ladies and Gentlemen:

Re:	Silence Therapeutics plc — Registration Statement on Form F-3 — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Silence Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

1.2

The Registration Statement relates to the registration for issue and sale by the Company of ordinary shares of £0.05 each in the capital of the Company (“Ordinary Shares”) including Ordinary Shares represented by American Depositary Shares with each American Depositary Share representing three Ordinary Shares (“ADSs”), in each case to the public in a registered offering or offerings. The Ordinary Shares, including Ordinary Shares represented by ADSs, sold under the Registration Statement are referred to as the “Securities”.

1.3

There is no limit on the aggregate amount of the Securities that the Company may offer pursuant to the Registration Statement. The Registration Statement also includes a sales agreement prospectus supplement (the “Sales Agreement Prospectus”) to the Base Prospectus relating to the offering, issuance and sale of an amount of Ordinary Shares represented by ADSs with an aggregate offering price of up to US$100,000,000 (the “Sales Agreement Shares”) that may be issued and sold under a sales agreement between the Company and Jefferies LLC dated 15 October 2021 (the “Sales Agreement”).

1.4	We are rendering this letter at the request of the Company in connection with the Registration Statement.

1.5

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.6

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

Page Two

2.1	a PDF copy of the Registration Statement filed by the Company with the SEC on 22 October 2024;

2.2	a PDF copy of the executed Sales Agreement;

2.3

a PDF copy of an executed certificate dated 22 October 2024 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)

a PDF copy of the certificate of incorporation of the Company dated 18 November 1994, a PDF copy of the certificate of incorporation on change of name of the Company dated 21 June 1999 and a PDF copy of the certificate of incorporation on change of name of the Company dated 26 April 2007;

(b)	a PDF copy of the articles of association of the Company adopted on 23 July 2020;

(c)	a PDF copy of the current articles of association of the Company adopted on 1 November 2021 (the “Articles”);

(d)

a PDF copy of the executed written resolutions passed by the board of directors of the Company (the “Board” or the “Directors”) on 22 October 2024 approving, inter alia, (i) the preparation, execution and filing of the Registration Statement and (ii) the issue and sale by the Company of the Securities in one or more offerings pursuant to the Registration Statement, at the price and upon such terms as the Board or a duly authorised committee of the Board shall approve (the “Board Written Resolutions”);

(e)

a PDF copy of the executed minutes of a meeting of the Board held on 13 October 2021 at which it was resolved to, inter alia, (i) approve the form of the Sales Agreement, (ii) authorise the then chief executive officer, then chief financial officer and any other officer or officers of the Company authorised by either of them to execute and deliver the Sales Agreement on behalf of the Company, (iii) constitute a pricing committee of the Board (the “Pricing Committee”) to approve various matters in connection with the Sales Agreement, and (iv) authorise the issue and sale by the Company of the Sales Agreement Shares for an aggregate offering amount of up to US$100,000,000 in one or more “at-the-market” offerings pursuant to the Sales Agreement, at the price, at the times and upon such other terms as the Board or the Pricing Committee shall approve (the “Board Minutes”); and

(f)

a PDF copy of the resolutions passed at the annual general meeting of the Company held on 27 April 2023 (the “2023 AGM”) signed by the Company’s then company secretary, at which it was resolved, inter alia, to (i) authorise the Directors to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company pursuant to section 551 of the Companies Act 2006, as amended (the “Companies Act”) up to a maximum aggregate nominal amount of £5,402,633.25 and (ii) empower the Directors pursuant to section 570 of the Companies Act to allot equity securities (as defined in section 560 of the Companies Act) pursuant to the authority referred to in (i) as if section 561(1) of the Companies Act did not apply to such allotment up to a maximum aggregate nominal amount of £5,402,633.25 (the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:23 a.m. (London time) on 22 October 2024 (the “Companies House Search”); and

Page Three

3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:02 a.m. (London time) on 22 October 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1

The Ordinary Shares (other than the Sales Agreement Shares), when issued, delivered and paid for as contemplated in the Registration Statement and any relevant Prospectus, and in accordance with the terms of a duly authorised, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

4.2

The Sales Agreement Shares, when issued and paid for in accordance with the Sales Agreement and as provided in the Sales Agreement Prospectus, will be validly issued, fully paid and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.3	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.4

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of the Registration Statement and as at each date on which the Company allots or issues Securities (each, a “Bring-Down Date”);

5.5

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;

5.6	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Bring-Down Date;

5.7	the Securities (other than the Sales Agreement Shars) will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;

5.8	the Sales Agreement Shares will be sold and issued pursuant to the Sales Agreement;

Page Four

5.9

to the extent that the obligations of the Company under the Sales Agreement, any purchase, underwriting or similar agreement pursuant to which Securities will be sold or issued or any other document to be entered into in connection with any offering of Securities pursuant to the Registration Statement and any relevant Prospectus (each a “Relevant Agreement” and collectively, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)

is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Bring-Down Date;

5.10

each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Relevant Agreements will remain in full force and effect at each Bring-Down Date;

5.11

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

5.12

in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Securities pursuant to the Registration Statement and any relevant Prospectus will be made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.13

the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.14

the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus has been filed with the SEC and an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder prior to any issue of Securities;

5.15

the resolutions set out in the Board Written Resolutions referred to in paragraph 2.3 (Documents) were validly passed as written resolutions of the Board in accordance with the Articles, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting, but excluding any Director whose vote is not to be counted in respect of a particular matter) signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect;

Page Five

5.16

the Board Minutes referred to in paragraph 2.3 (Documents) are a true record of the proceedings described therein, and that the meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board were duly adopted, have not been revoked or varied and remain in full force and effect;

5.17

the 2023 AGM was duly convened and held on 27 April 2023 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.3 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits as at the date of this letter and each Bring-Down Date;

5.18

the Ordinary Shares contemplated to be offered under the Registration Statement and any relevant Prospectus will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the Shareholder Resolutions, and that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of any the Ordinary Shares contemplated to be issued pursuant to the Registration Statement and any relevant Prospectus, and that the Directors shall not allot or issue (or purport to allot or issue) any Ordinary Shares and shall not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares, or convert any security into Ordinary Shares, in excess of such authorities or powers or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares;

5.19

if any Ordinary Shares are to be allotted and issued after the expiration date of the Shareholder Resolutions or if the Shareholder Resolutions have been fully utilised at the relevant time, such Ordinary Shares shall be allotted and issued pursuant to an authority and power granted to the Directors pursuant to section 551 and section 570 or 571 of the Companies Act at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the relevant resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;

5.20	any issue of Securities shall have been duly approved by the Board in accordance with the Articles and the requirements of all applicable laws;

5.21	all Ordinary Shares will be duly allotted by the Board in accordance with the Articles and the requirements of all applicable laws;

5.22	no Ordinary Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.23

at the time of each allotment and issue of Ordinary Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

Page Six

5.24	the persons authorised and appointed by the Board to execute any of the Relevant Agreements on behalf of the Company (the “Authorised Signatories”) were so appointed and authorised;

5.25	the persons executing each of the Relevant Agreements on behalf of the Company were the Authorised Signatories and their authority had not been revoked;

5.26

there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Securities that may be issued pursuant to the Registration Statement and any relevant Prospectus;

5.27

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and any Bring-Down Date and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.28

the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.29

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.30

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.31

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.32

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.33

we note that the Sales Agreement provides that it is to be governed by and construed in accordance with New York law. We express no opinion as to any matters governed by New York law. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Sales Agreement under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Sales Agreement has been limited to their terms as they appear to us on their face. We have assumed that the choice of New York law in the Sales Agreement is valid as a matter of New York law and the Sales Agreement and its provisions are valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of the Sales Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Sales Agreement;

Page Seven

5.34

except to the extent expressly set out in the opinion given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of any of the Relevant Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.35

no Securities have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public and no communication has been or shall be made in relation to the Securities in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.36	in issuing Securities, the Company is not carrying on a regulated activity for the purposes of section 19 of the FSMA; and

5.37

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Securities or otherwise in relation to the Relevant Agreements and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act).

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

Page Eight

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement and any relevant Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5

Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

Page Nine

7.6

The opinion set out in paragraph 4.1 (Opinions) relates only to Ordinary Shares offered or sold from time to time pursuant to the Registration Statement that are new Ordinary Shares issued by the Company from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing as at the date of this opinion which may be offered or sold from time to time.

7.7

If (a) a party to any of the Relevant Agreements is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to any of the Relevant Agreements is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to any of the Relevant Agreements is otherwise affected by Sanctions, then the rights and obligations of such person under the Relevant Agreement may be void and/or unenforceable.

7.8

We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to any of the Relevant Agreements or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/z/ Cooley (UK) LLP

Cooley (UK) LLP